Exhibit 27(d)(iii)

Disability Waiver of Monthly Deductions

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

(A STOCK COMPANY)

Home Office: Purchase, New York

Administrative Office: Clearwater, Florida

DISABILITY WAIVER OF MONTHLY DEDUCTIONS RIDER

IN THIS RIDER, the Primary Insured is named on page 4 of the Policy. Transamerica Financial Life Insurance Company will be referred to as We, Our or Us.

Benefit

We will waive the Monthly Deductions for this Policy and any attached Riders when We receive due proof that the Primary Insured’s total disability has existed continuously for at least six months, as provided in this Rider. No Monthly Deduction will be waived which falls due more than one year prior to receipt at Our Administrative Office of Written Notice of claim.

While the Primary Insured is totally disabled and receiving benefits under this Rider, no grace period will begin for this Policy, provided the Cash Value minus loans and accrued loan interest remains positive.

Total Disability

During the first two years of disability, total disability means the Primary Insured’s complete inability, because of bodily injury or disease, to engage in the Primary Insured’s occupation at the time disability began. The Primary Insured’s occupation may include enrollment in school or college as a full-time student.

After the first two years of disability, total disability means the Primary Insured’s complete inability, because of bodily injury or disease, to engage in any gainful occupation for which the Primary Insured is qualified by education, training or experience. Such bodily injury must occur or disease must first manifest itself after the date this Rider is signed by Us.

We will also recognize as total disability the Primary Insured’s complete and irrecoverable loss of any one of the following:

	1.	sight of both eyes;

	2.	use of both hands or both feet; or

	3.	use of one hand and one foot.

Risks Not Covered	We will not waive Monthly Deductions if the Primary Insured’s total disability results from:

	1.	sight of both eyes;

	2.	service in the military or naval forces of any country when such country is engaged in war, whether declared or not; or

	3.	bodily injury sustained while in or on, or in consequence of having been in or on, any device for aerial navigation, or in descending from or with, or while adjusting, operating or handling any such device. This restriction does not apply while actually riding as a fare-paying passenger in an aircraft operated on regular schedule by an incorporated passenger carrier over its established air route.

DWD01NY	Page 1

Consideration	This Rider is issued in consideration of:

	1.	the application for this Rider; and

	2.	the payment of the Initial Premium.

Incontestability	This Rider shall be incontestable after it has been In Force while the Primary Insured is still alive, for two years after the effective date of this Rider.

Notice of Claim	Before We waive any Monthly Deductions, We must be given Written Notice of claim at Our Administrative Office. Notice must be given to Us while total disability continues and while the Primary Insured is still alive, or as soon as reasonably possible.

Proof of Disability	Before We waive any Monthly Deductions, We must receive proof that the Primary
Insured’s total disability has existed continuously for at least six months and began prior to the Anniversary on or following the Primary Insured’s 60th birthday.

We may require proof at reasonable intervals that total disability continues. After total disability has continued for two consecutive years, We will not require such proof more than once a year. We may require the Primary Insured’s physical examination at Our expense by a physician of Our choice as part of any proof of total disability. We will not waive any further Monthly Deductions if proof is not furnished as required.

Recovery from Disability	If and when the Primary Insured recovers from total disability, no further Monthly Deductions will be waived for that period of disability.

Termination	This Rider will terminate on the earliest of:

	1.	the Anniversary on or following the Primary Insured’s 60th birthday, unless the Primary Insured is totally disabled;

	2.	in respect to benefits accruing during the continuance of an existing total disability after the Anniversary on or following the Primary Insured’s 60th birthday, the date of recovery from total disability;

	3.	the date this Policy terminates;

	4.	the Monthiversary on which this Rider is terminated upon written request by the Owner; or

	5.	the effective date of the Extended Term Insurance Benefit, if elected.

It is possible that additional premium payments will be required to keep this Policy In Force while the Monthly Deduction benefit is being paid.

General	This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no Cash Value.

The Monthly Deduction for this Rider for the first policy month is shown on page 4 of the Policy. Monthly Deductions after the first policy month will equal the Waiver
Factor Per Unit shown on page 4 times the number of units at risk at the beginning of each month for each coverage In Force. A unit at risk for the Policy is $1,000 of
Amount at Risk. A unit at risk for any Rider that is eligible for the Waiver of
Monthly Deductions is $1,000 of Face Amount.

DWD01NY	Page 2

Effective Date	This Rider becomes effective on the same date as the Policy unless a later date is shown here.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Vice President

DWD01NY	Page 3